Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Mondee Holdings, Inc. (f/k/a ITHAX Acquisition Corp.) on Form S-1 of our report dated March 10, 2022 with respect to our audit of the consolidated financial statements of ITHAX Acquisition Corp. (now known as Mondee Holdings, Inc.) as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and for the period from October 2, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

November 3, 2022